Exhibit 10.7

FORM OF

SITE LEASE AGREEMENT

(CALVERT CITY)

BETWEEN

WESTLAKE VINYLS, INC.,

AS LESSOR,

AND

WESTLAKE CHEMICAL OPCO LP,

AS LESSEE

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1	Certain Defined Terms	1
1.2	References	6
1.3	Headings	6

ARTICLE II
DEMISE OF PREMISES AND TERM

2.1	Demise of Leased Premises and Term	6
2.2	Shared Access Facilities	6
2.3	Rent	8
2.4	Net Lease	8

ARTICLE III
CONDUCT OF BUSINESS

3.1	Use of Leased Premises	8
3.2	Waste	8
3.3	Governmental Regulations	8
3.4	Utilities	8
3.5	Site-Wide Permits	9

ARTICLE IV
ALTERATIONS, ADDITIONS AND IMPROVEMENTS

4.1	Additional Improvements	9
4.2	No Liens	9
4.3	Removal of Improvements	9

ARTICLE V
MAINTENANCE OF PREMISES

5.1	Maintenance by Lessee	10
5.2	Operation of the Leased Premises	10
5.3	Surrender of the Leased Premises	10
5.4	Release of Hazardous Substances	10

ARTICLE VI
TAXES, ASSESSMENTS

6.1	Lessee’s Obligation to Pay	10
6.2	Manner of Payment	11

ARTICLE VII
EMINENT DOMAIN; CASUALTY; INSURANCE

7.1	Condemnation of Leased Premises	11
7.2	Condemnation Awards	11
7.3	Casualty	12
7.4	Insurance	13

i

ARTICLE VIII
ASSIGNMENT AND SUBLETTING

8.1	Assignment and Subletting	13

ARTICLE IX
DEFAULTS; REMEDIES; TERMINATION

9.1	Default by Lessee	13
9.2	Lessor’s Remedies	14
9.3	Default by Lessor	15
9.4	Lessee’s Remedies	15

ARTICLE X
INDEMNITY

10.1	Indemnification by Lessor	15
10.2	Indemnification by Lessee	16
10.3	Matters Involving a Third Party	16
10.4	Survival	16
10.5	Related Agreements	16

ARTICLE XI
GENERAL PROVISIONS

11.1	Estoppel Certificates	16
11.2	Severability	17
11.3	Time of Essence	17
11.4	Captions	17
11.5	Entire Agreement	17
11.6	Amendment or Modification	17
11.7	Exhibits	17
11.8	Notices	17
11.9	Waivers	18
11.10	No Partnership	18
11.11	No Third Party Beneficiaries	18
11.12	Waiver of Landlord’s Lien	18
11.13	Mutual Cooperation; Further Assurances	18
11.14	No Recording	19
11.15	Binding Effect	19
11.16	Choice of Law	19
11.17	Quiet Possession	19
11.18	Force Majeure	19
11.19	Survival	20
11.20	Brokerage Commissions	20
11.21	Condition of the Leased Premises	20
11.22	Relocation	20
11.23	Dispute Resolution	20

ii

EXHIBITS

Exhibit A	Description of Leased Premises
Exhibit B	Depiction of Leased Premises

iii

SITE LEASE AGREEMENT

(CALVERT CITY)

THIS SITE LEASE AGREEMENT (CALVERT CITY) (this “Lease”) is made and entered into to be effective as of            , 2014 (the “Effective Date”), by and between WESTLAKE VINYLS, INC., a Delaware corporation (“Lessor”), and WESTLAKE CHEMICAL OPCO LP, a Delaware limited partnership (“Lessee”).

RECITALS:

A. Pursuant to that certain [Conveyance Instrument] dated as of the Effective Date (the “Conveyance”), Lessor contributed and conveyed the Lessee Assets to Lessee.

B. The Lessee Assets are situated upon the Leased Premises, which Leased Premises are located within, and are a part of, Lessor’s Calvert City Complex.

C. Lessor and certain Affiliates of Lessor own, directly and/or indirectly, ownership interests in Lessee; additionally, Lessor and/or certain Affiliates of Lessor are parties to the Related Agreements. As a result of the foregoing, Lessor anticipates receiving substantial direct and/or indirect economic and other benefits from Lessee’s operations at, on and from the Leased Premises.

D. Lessor and Lessee now desire to enter into this Lease to set forth the terms and conditions under which Lessee will be permitted to lease the Leased Premises and access and use certain other portions of the Calvert City Complex.

AGREEMENTS:

NOW, THEREFORE, in consideration of the Related Agreements and the mutual agreements set forth in this Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee covenant and agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Certain Defined Terms. Unless the context otherwise requires, the following terms shall have the respective meanings set forth in this Section 1.1:

“Additional Improvements” shall have the meaning ascribed to such term in Section 4.1.

“Affiliates” means, with respect to any Person, any other Person, that at the time such consideration is being made, directly or indirectly Controls, is Controlled by or under common Control with, such Person; provided, however, that, notwithstanding the foregoing, for purposes of this Lease, (a) neither MLP GP nor any direct or indirect subsidiary of MLP GP (including Lessee) shall be considered Affiliates of Lessor, and (b) neither Westlake Chemical Corporation nor any direct or indirect subsidiary of Westlake Chemical Corporation (including Lessor), other than MLP GP and its direct and indirect subsidiaries, shall be considered Affiliates of Lessee. As used in the aforesaid context, “Control” (and derivations thereof) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Bankruptcy Event” means with respect to a Party or entity, such Party or entity (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights; (e) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and any such proceeding or petition is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (f) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (g) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (h) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced, or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (i) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (i) (inclusive); or (j) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Calvert City Complex” shall have the meaning ascribed to such term in Section 2.2(d). Notwithstanding anything in this Lease to the contrary, the Lessee Assets and any Additional Improvements are expressly excluded from the definition of, and do not constitute a part of, the Calvert City Complex.

“Casualty Event” shall have the meaning ascribed to such term in Section 7.3(a).

“Casualty Purchase Option” shall have the meaning ascribed to such term in Section 7.3(c).

“Claims” shall have the meaning ascribed to such term in Section 10.1.

“Conveyance” shall have the meaning ascribed to such term in the Recitals.

“Cure Period” shall have the meaning ascribed to such term in Section 11.23(b)(i).

“Default Rate” shall have the meaning ascribed to such term in Section 9.2.

“dispute” shall have the meaning ascribed to such term in Section 11.23(a).

“Dispute Notice” shall have the meaning ascribed to such term in Section 11.23(b)(i).

“Effective Date” shall have the meaning ascribed to such term in the preface to this Lease.

“Environmental Law” or “Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, orders and ordinances now or hereafter in effect, relating to protection of the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.

“Ethylene Sales Agreement” means the Ethylene Sales Agreement between Lessor and certain Affiliates of Lessor and Lessee, dated on or about the Effective Date, as it may be amended, restated or otherwise modified.

“Fair Market Value” shall have the meaning ascribed to such term in Section 7.3(d).

“Feedstock Supply Agreement” means the Feedstock Supply Agreement between Westlake Petrochemicals LLC, an Affiliate of Lessor, and Lessee, dated on or about the Effective Date, as it may be amended, restated or otherwise modified.

“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hazardous Substances” means (1) any substance that is designated, defined, or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, and (2) petroleum, crude oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Indemnified Party” means the Party seeking indemnification under Section 10.1 or Section 10.2.

“Indemnifying Party” means the Party required to provide indemnification under Section 10.1 or Section 10.2.

“Laws” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination of, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Lease” means this Site Lease Agreement.

“Leased Premises” shall mean the tracts or parcels of land within the Calvert City Complex upon which the Lessee Assets are situated, as more particularly described in Exhibit A attached hereto (and shown as the shaded areas in the depiction attached hereto, for reference purposes only, as Exhibit B). Notwithstanding anything in this Lease to the contrary, the Lessee Assets and any Additional Improvements are expressly excluded from the definition of, and do not constitute a part of, the Leased Premises.

“Lessee” shall have the meaning ascribed to such term in the preface to this Lease.

“Lessee Assets” means the units, facilities, equipment, properties and other assets (whether real, personal or mixed) contributed and conveyed to Lessee pursuant to the Conveyance.

“Lessee Indemnified Parties” shall have the meaning ascribed to such term in Section 10.1.

“Lessee Release” shall have the meaning ascribed to such term in Section 11.14.

“Lessee’s Parties” shall have the meaning ascribed to such term in Section 2.2(a).

“Lessor” shall have the meaning ascribed to such term in the preface to this Lease.

“Lessor Indemnified Parties” shall have the meaning ascribed to such term in Section 10.2.

“Lessor’s Parties” shall have the meaning ascribed to such term in Section 2.2(b).

“MLP” means Westlake Chemical Partners LP, a Delaware limited partnership.

“MLP GP” means Westlake Chemical Partners GP LLC, a Delaware limited liability company, the general partner of the MLP.

“MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Westlake Chemical Partners LP dated as of             , 2014, as it may be amended, restated or otherwise modified.

“Omnibus Agreement” means the Omnibus Agreement among Lessor and certain Affiliates of Lessor and Lessee and certain Affiliates of Lessee, dated on or about the Effective Date, as it may be amended, restated or otherwise modified.

“Option Closing Date” shall have the meaning ascribed to such term in Section 7.3(d).

“Option Notice” shall have the meaning ascribed to such term in Section 7.3(d).

“Parties” means, collectively, Lessor and Lessee, and “Party” shall mean either Lessor or Lessee individually.

“Permits” means all permits, licenses, franchises, authorities, consents and approvals required under applicable Laws, including Environmental Laws, in connection with the use and operation of the Lessee Assets and/or the Additional Improvements.

“Person” means any individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof).

“Purchase Price” shall have the meaning ascribed to such term in Section 7.3(d).

“Related Agreements” means, collectively, the Omnibus Agreement, the Ethylene Sales Agreement, the Feedstock Supply Agreement, the Services Agreement, and any other agreement executed by the Parties and/or their respective Affiliates relating to Lessee’s ownership, use or operation of the Lessee Assets or the conduct of Lessee’s business on, at or within the Calvert City Complex.

“Rent” shall have the meaning ascribed to such term in Section 2.3.

“Services Agreement” means the Services and Secondment Agreement between Lessor and certain Affiliates of Lessor and Lessee, dated on or about the Effective Date, as it may be amended, restated or otherwise modified.

“Shared Access Facilities” shall have the meaning ascribed to such term in Section 2.2(a).

“Taxes” shall have the meaning ascribed to such term in Section 6.1.

“Term” shall have the meaning ascribed to such term in Section 2.1.

“Third Party” shall mean a Person which is not (a) Lessor or an Affiliate of Lessor, (b) Lessee or an Affiliate of Lessee or (c) a Person that, after the signing of this Lease becomes a successor entity of Lessor, Lessee or any of their respective Affiliates. An employee of Lessor or Lessee shall not be deemed an Affiliate.

“Third-Party Claim” shall have the meaning ascribed to such term in Section 10.3.

1.2 References. As used in this Lease, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Lease, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Lease), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Lease; (e) reference to any Section means such Section of this Lease, and references in any Section or definition to any clause means such clause of such Section or definition; (f) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Lease as a whole and not to any particular Section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and ‘through” means “through and including.”

1.3 Headings. The headings of the Sections of this Lease and the Exhibits hereto are included for convenience only and shall not be deemed to constitute part of this Lease or to affect the construction or interpretation hereof or thereof.

ARTICLE II

DEMISE OF PREMISES AND TERM

2.1 Demise of Leased Premises and Term. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, and subject to the terms and conditions hereof, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Leased Premises for a 50-year term commencing on the Effective Date and expiring on             , 2064, subject to renewal or early termination in accordance with the express provisions of this Lease (the “Term”). Upon expiration of the Term, the Parties may (but shall have no obligation to) renew the Term for such period or periods, and on such terms, as are mutually-acceptable to the Parties.

2.2 Shared Access Facilities.

(a) Lessor hereby grants to Lessee and its Affiliates, agents, employees and contractors (collectively, “Lessee’s Parties”), free of charge, the non-exclusive right to access and use such portions of the Calvert City Complex as may be reasonably necessary for access to the Leased Premises and/or use and operation of the Lessee Assets and any Additional Improvements. Any such access, use and operation by Lessee’s Parties shall not unreasonably interfere with Lessor’s operations of the Calvert City Complex and shall comply with Lessor’s rules, regulations and procedures governing safety and security for the Calvert City Complex. The portions of the Calvert City Complex that are subject to the access and use rights provided under this Section 2.2 are referred to herein as the “Shared Access Facilities”. Lessee’s Parties’ non-exclusive rights to use and access the Shared Access Facilities shall automatically expire and terminate concurrently with the expiration of the Term or earlier termination of this Lease. Notwithstanding anything in this Lease to the contrary, but subject to Lessor’s covenant and warranty set forth in Section 11.17, any access or use by Lessee’s Parties of any portion of the Calvert City Complex (including, if applicable, any Shared Access Facilities) that is not owned by Lessor shall be conditioned upon such access or use being permitted by, and shall be subject to the terms and conditions of, the lease or other agreement pursuant to which Lessor’s rights with respect to such portion of the Calvert City Complex derives.

(b) Notwithstanding anything in this Lease to the contrary, Lessor hereby retains for itself and its Affiliates, agents, employees and contractors (collectively, “Lessor’s Parties”), the right to access, use and operate the Calvert City Complex and all portions thereof, including without limitation the Shared Access Facilities. Lessor further hereby retains for itself and any of the other Lessor’s Parties, the right of access to the Leased Premises, the Lessee Assets and any Additional Improvements (i) to determine whether the conditions and covenants contained in this Lease are being kept and performed, (ii) to comply with Environmental Laws, (iii) to inspect, maintain, repair, improve and operate any assets of Lessor located on the Leased Premises (including, if applicable, any Shared Access Facilities), (iv) to install or construct any structures or equipment necessary for the maintenance, operation or improvement of the Calvert City Complex or any portion thereof, and (v) to address any emergency situation affecting the Calvert City Complex in each instance so long as such access by Lessor’s Parties does not unreasonably interfere with Lessee’s operations of the Lessee Assets or any Additional Improvements and complies with Lessee’s rules, regulations and procedures governing safety and security for the Lessee Assets.

(c) During the Term, Lessee shall reimburse Lessor for Lessee’s reasonable share (allocated on an equitable basis mutually acceptable to Lessor and Lessee) of the costs and expenses incurred by Lessor in maintaining and operating the Shared Access Facilities. Such reimbursement payments, plus an administrative fee equal to five percent (5%) of the amount being reimbursed, shall be made by Lessee within 30 days after Lessor’s written demand therefor.

(d) The Parties acknowledge that the composition of the Calvert City Complex may change from time to time as Lessor acquires or disposes of properties or other assets. As used in this Lease, the term “Calvert City Complex” means the land, including the Leased Premises, and the equipment, facilities, properties and other assets comprising Lessor’s petrochemical production facilities located in Calvert City, Kentucky, as the same may be constituted from time to time. Any land, equipment, facility, property or other asset that is acquired by Lessor for use as a part of, or exclusively in connection with, the Calvert City Complex after the Effective Date shall, automatically upon such acquisition, be added to and become a part of the Calvert City Complex; any land, equipment, facility, property or other asset that previously constituted a portion of the Calvert City Complex shall, automatically upon disposition thereof by Lessor, be removed from, and shall no longer constitute a portion of, the Calvert City Complex.

2.3 Rent. Lessee agrees to pay to Lessor, in advance, annual rental in the amount of One and 00/100 Dollars ($1.00) (“Rent”) on or before each anniversary of the Effective Date during the Term. Lessee’s initial payment of Rent shall be paid concurrently with Lessee’s execution and delivery of this Lease. All Rent shall be payable in lawful money of the United States of America at Lessor’s address set forth in Section 11.8. Unless otherwise expressly set forth in this Lease, Rent shall be paid without any claim on the part of Lessee for diminution, setoff or abatement, and nothing shall suspend, abate or reduce any Rent to be paid hereunder except as otherwise expressly set forth herein.

2.4 Net Lease. Except as otherwise expressly provided in this Lease or in any Related Agreements, this is a net lease and Lessor shall not at any time be required to pay any costs or expenses associated with the ownership, operation, use, maintenance, repair, alteration or improvement of the Leased Premises, the Lessee Assets or the Additional Improvements. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Lease or in any Related Agreements, Lessor shall not be required to provide, maintain or incur costs or expenses with respect to taxes, insurance or utilities related to the Leased Premises, the Lessee Assets or the Additional Improvements.

ARTICLE III

CONDUCT OF BUSINESS

3.1 Use of Leased Premises. Lessee shall have the right to use the Leased Premises for the purpose of owning, operating, maintaining, repairing, replacing and improving the Lessee Assets and the Additional Improvements, and for any other lawful purpose associated with Lessee’s ownership and operation of the Lessee Assets and the Additional Improvements.

3.2 Waste. Lessee shall not commit, or suffer to be committed, any physical waste to the Leased Premises, ordinary wear and tear, casualty and condemnation excepted.

3.3 Governmental Regulations. Subject to any obligations of Lessor and/or its Affiliates under the Related Agreements, Lessee shall, at Lessee’s sole cost and expense, cause the Leased Premises, the Lessee Assets and the Additional Improvements to comply all applicable Laws (including Environmental Laws). Lessee shall promptly notify Lessor of Lessee’s receipt of any notice of non-compliance relating to the Leased Premises, the Lessee Assets or the Additional Improvements. If Lessor reasonably believes at any time that Lessee is not complying with all applicable Laws with respect to the Leased Premises, the Lessee Assets and the Additional Improvements, Lessor may provide written notice to Lessee of such non-compliance and, if Lessee thereafter fails to take appropriate action to remedy or correct the applicable non-compliance within 30 days after receipt of such written notice, Lessor may, without further notice to Lessee, take such actions for Lessee’s account. Within 30 days following the date Lessor delivers to Lessee evidence of payment for any actions taken by Lessor in accordance with this Section 3.3, Lessee shall reimburse Lessor all amounts paid by Lessor on Lessee’s behalf.

3.4 Utilities. Unless otherwise set forth in the Services Agreement or any other Ancillary Agreements, Lessee shall be responsible, at its sole cost and expense, for the provision of all utilities (electricity, natural gas, water, steam, etc.) necessary for Lessee’s use of the Leased Premises, the Lessee Assets and any Additional Improvements.

3.5 Site-Wide Permits. Lessor and Lessee shall use commercially reasonable efforts to cause any applicable Governmental Authorities to allow Lessee to use and operate the Lessee Assets and the Additional Improvements under any existing Permits applicable to the Calvert City Complex as a whole, or other Permits held directly by Lessor, and Lessor agrees, to the extent allowed by such applicable Governmental Authorities and to the extent permitted by applicable Laws, to allow the Lessee Assets and the Additional Improvements to continue to be covered by any such existing Permits. To the extent applicable Governmental Authorities or applicable Laws will not or do not allow Lessee to use and operate the Lessee Assets and/or the Additional Improvements under any particular existing Permit, Lessee shall be responsible for securing a separate Permit to be held directly by Lessee with respect to the Lessee Assets and the Additional Improvements. Lessor will reasonably cooperate with Lessee, at Lessee’s cost, in connection with Lessee’s efforts to secure such separate Permit.

ARTICLE IV

ALTERATIONS, ADDITIONS AND IMPROVEMENTS

4.1 Additional Improvements. Subject to the provisions of this Article IV, Lessee may make any alterations, additions, improvements or other changes to the Leased Premises and the Lessee Assets as may be necessary or useful in connection with the operation of its business (collectively, the “Additional Improvements”). If such Additional Improvements require alterations, additions or improvements to the Leased Premises or any of the Shared Access Facilities, Lessee shall notify Lessor in writing in advance and the parties shall negotiate in good faith to provide for reimbursement of any increase in cost to Lessor that results from any such alterations, additions or improvements. Any alteration, addition, improvement or other change by Lessee to the Leased Premises, Lessee Assets, Additional Improvements or Shared Access Facilities shall be made in a good and workmanlike manner and in accordance with all applicable Laws.

4.2 No Liens. Lessee shall not have the right or power to create or permit any lien of any kind or character to attach to or be binding against the Leased Premises by reason of repair or construction or other work. In the event any such lien is filed against the Leased Premises, Lessee shall cause such lien to be discharged or bonded within thirty (30) days of the date of filing thereof.

4.3 Removal of Improvements. The Lessee Assets and all Additional Improvements shall be, and at all times during the Term shall remain, the property of Lessee. Within one year after the expiration or termination of this Lease, Lessee may (but shall not be obligated to) remove any or all Lessee Assets and/or Additional Improvements from the Leased Premises, at Lessee’s sole cost and expense; provided that (a) Lessee shall only be permitted to remove any of the Lessee Assets or Additional Improvements if such removal can be undertaken without unreasonable damage or harm to the Leased Premises or the remainder of the Calvert City Complex and without material interruption to Lessor’s operations at the Calvert City Complex, (b) Lessee shall repair and restore any damage to the Leased Premises or the remainder of the Calvert City Complex caused by any such removal, and (c) Lessee’s removal rights under this

Section 4.3 shall not arise if Lessor elects to exercise the Casualty Purchase Option pursuant to Section 7.3(c). Any Lessee Assets, Additional Improvements, or other property of Lessee that are not timely removed from the Leased Premises in accordance with this Section 4.3 shall be deemed to have been surrendered to, and shall thereafter be the property of, Lessor.

ARTICLE V

MAINTENANCE OF PREMISES

5.1 Maintenance by Lessee. Except as otherwise expressly provided in this Article V or otherwise in this Lease, and subject to any obligations of Lessor or its Affiliates under any Related Agreements, Lessee shall be responsible, at its sole cost and expense, for the maintenance, repair, replacement, and alteration of the Leased Premises, the Lessee Assets and the Additional Improvements, and for the removal and disposal of all materials, debris and waste generated thereby or therefrom. All such maintenance, repairs, replacements and alterations by Lessee shall be made in a good and workmanlike manner, and in accordance with applicable Laws.

5.2 Operation of the Leased Premises. Subject to the obligations of Lessor or its Affiliates under the Related Agreements, Lessee covenants and agrees to operate the Lessee Assets and Additional Improvements in accordance with normal and customary practices in the industry and in accordance with all applicable Laws.

5.3 Surrender of the Leased Premises. Upon expiration or earlier termination of this Lease, Lessee shall surrender the Leased Premises in substantially the same condition as it was delivered to Lessee on the Effective Date, ordinary wear and tear excepted.

5.4 Release of Hazardous Substances. Lessee shall give prompt notice to Lessor of any release of Hazardous Substances on, at or from the Leased Premises that occur during the Term. Lessee shall promptly take all necessary or required steps to contain or remediate (or both) any such release and provide any notifications required by applicable Laws (including Environmental Laws). If Lessor reasonably believes at any time that Lessee is failing to contain or remediate, in compliance with all applicable Laws (including Environmental Laws), any release arising from Lessee’s operations on, at or from the Leased Premises, Lessor may provide written notice to Lessee of such non-compliance and, if Lessee thereafter fails to take appropriate action to remedy or correct such non-compliance within 30 days after receipt of such written notice, Lessor may, without further notice to Lessee, take such actions for Lessee’s account. Within 30 days following the date Lessor delivers to Lessee evidence of payment for any actions taken by Lessor in accordance with this Section 5.4, Lessee shall reimburse Lessor all amounts paid by Lessor on Lessee’s behalf.

ARTICLE VI

TAXES, ASSESSMENTS

6.1 Lessee’s Obligation to Pay. Lessee shall pay during the Term, all federal, state and local real and personal property ad valorem taxes, assessments, and other governmental charges, general and special, ordinary and extraordinary, including assessments for public improvements or benefits assessed against the Leased Premises, or improvements situated thereon, including the Lessee Assets and all Additional Improvements, including any federal, state or local income, gross receipts, withholding, franchise, excise, sales, use, value added, recording, transfer or stamp tax, levy, duty, charge or withholding of any kind imposed or assessed by any federal, state or local government, agency or authority, together with any addition to tax, penalty, fine or interest thereon, other than state or U.S. federal income tax imposed upon the taxable income of Lessor and any franchise taxes imposed upon Lessor (such taxes and assessments being hereinafter called “Taxes”). In the event that Lessee fails to pay its share of such Taxes in accordance with the provisions of this Section 6.1 prior to the time the same become delinquent, Lessor may pay the same and Lessee shall reimburse Lessor all amounts paid by Lessor on Lessee’s behalf within 30 days following the date Lessor delivers to Lessee evidence of such payment.

6.2 Manner of Payment. Lessee shall pay directly to the applicable taxing authority, prior to delinquency, all Taxes that are separately assessed against the Leased Premises, the Lessee Assets and the Additional Improvements, and shall promptly thereafter provide Lessor with evidence of such payment. Lessor shall be responsible for the payment of all Taxes that are jointly assessed against the Calvert City Complex and the Leased Premises, the Lessee Assets and any Additional Improvements, and Lessee shall reimburse Lessor for Lessee’s reasonable share (allocated on an equitable basis mutually acceptable to Lessor and Lessee) of the costs and expenses incurred by Lessor in paying such Taxes. Such reimbursement payments shall be made by Lessee within 30 days after Lessor’s delivery to Lessee of the applicable tax bill or bills and a calculation of Lessee’s share of the tax reimbursement payments. Lessee may contest, at Lessee’s sole cost and expense, by appropriate proceedings diligently conducted in good faith in accordance with applicable Laws, the validity or amount of any Taxes or the valuation of the Leased Premises and/or the Lessee Assets and the Additional Improvements, but only to the extent the foregoing are separately assessed, and Lessor shall reasonably cooperate with Lessee, at Lessee’s cost, in any such contest. Taxes for the first and last years of the Term shall be prorated between the Parties based on the portions of such years that are coincident with the applicable tax years and for which each applicable Party is responsible.

ARTICLE VII

EMINENT DOMAIN; CASUALTY; INSURANCE

7.1 Condemnation of Leased Premises. If the whole of the Leased Premises are taken or condemned under power of eminent domain, then this Lease shall automatically terminate as of the effective date of such taking or condemnation. If a portion (but less than all) of the Leased Premises are taken or condemned under power of eminent domain, and if, in the reasonable opinion of Lessee, such taking or condemnation materially and adversely affects Lessee’s use and operation of the Lessee Assets, then Lessee shall have the right, within 60 days after the effective date of such taking or condemnation, to terminate this Lease by written notice to Lessor.

7.2 Condemnation Awards. Lessor shall be entitled to any award and all damages payable as a result of any condemnation or taking of the fee title of the Leased Premises. Lessee shall have the right to claim and recover from the condemning authority, but not from Lessor, such compensation as may be separately awarded or recoverable by Lessee with respect to Lessee’s leasehold interests in the Leased Premises or otherwise on account of any damage to the Lessee Assets, the Additional Improvements and/or Lessee’s business.

7.3 Casualty.

(a) If the Lessee Assets and the Additional Improvements are destroyed or damaged (each, a “Casualty Event”), and if, in the reasonable opinion of Lessee, such Casualty Event materially and adversely affects Lessee’s use and operation of the Lessee Assets, then Lessee shall have the right, within 180 days after the occurrence of such Casualty Event, to terminate this Lease by written notice to Lessor. In the event this Lease is terminated pursuant to this Section 7.3, (i) all charges paid or owing hereunder shall be prorated as of the effective date of such termination, (ii) Lessee shall be entitled to any insurance proceeds applicable to the Lessee Assets and the Additional Improvements, and (iii) Lessee shall, in good faith and with due diligence, remove all Lessee Assets and Additional Improvements from the Leased Premises, and repair and restore any damage to the Leased Premises or the remainder of the Calvert City Complex caused by such removal, at Lessee’s sole cost and expense.

(b) In the event Lessee does not timely elect to terminate this Lease following the occurrence of a Casualty Event in accordance with Section 7.3(a), Lessee shall repair and restore any damaged or destroyed Lessee Assets and/or Additional Improvements to substantially the condition in which such Lessee Assets and/or Additional Improvements existed immediately prior to the applicable Casualty Event. Such repair and restoration by Lessee shall be performed in good faith and with due diligence, subject to Lessee’s receipt of any required building or construction permits.

(c) If, notwithstanding Section 7.3(b), Lessee fails to act in good faith or to use due diligence to repair and restore the Lessee Assets and Additional Improvements to the required condition within a reasonable time, then (i) Lessor shall have the right to take such actions as are necessary or reasonable to effect such repair and restoration (and Lessee shall take all actions reasonably necessary to facilitate Lessor’s actions), and insurance proceeds with respect to any remaining repair or restoration work shall be payable to Lessor, (ii) Lessor shall have the right to immediately terminate this Lease upon written notice to Lessee, (iii) Lessee shall be obligated to use any insurance proceeds actually received by Lessee to reasonably clean up the Lessee Assets, Additional Improvements and Leased Premises and (iv) Lessor shall have the option to purchase the Lessee Assets and Additional Improvements for the Purchase Price (the “Casualty Purchase Option”), as determined in accordance with Section 7.3(d).

(d) If Lessor elects to exercise the Casualty Purchase Option, Lessor shall notify Lessee in writing (the “Option Notice”). Promptly thereafter, Lessor and Lessee shall engage a mutually-acceptable independent appraiser with experience in valuing petrochemical production assets to determine the fair market value of the Lessee Assets and the Additional Improvements (the “Fair Market Value”), which is the price at which a willing buyer would be willing to buy, and a willing seller would be willing to sell, each under no compulsion, the Lessee Assets and Additional Improvements in their then-current condition. The closing of the purchase and sale of the Lessee Assets and Additional Improvement shall occur on the closing date set forth in the Option Notice (the “Option Closing Date”), which date shall not be more than 90 days after Lessor’s delivery of the Option Notice. At such closing, (i) Lessee shall deliver such duly executed and, if applicable, acknowledged, conveyances, deeds, assignments, bills of sale and other documents and instruments as are required to convey and transfer the Lessee Assets and Additional Improvements to Lessor, each of which shall include a special warranty of title or similar warranty of claims and encumbrances created or existing by, through or under Lessee and its Affiliates, but otherwise without warranty and (ii) Lessor shall deliver to Lessee, by wire transfer or other immediately available funds, the Purchase Price. As used herein, the “Purchase Price” means the Fair Market Value, less any costs and expenses incurred by Lessor in connection with the restoration and repair of the Lessee Assets and Additional Improvements prior to the Option Closing Date (excluding costs and expenses for which Lessor has actually received insurance proceeds).

7.4 Insurance. Except as otherwise agreed by Lessor and Lessee, Lessee shall, at all times during the Term, maintain or cause to be maintained property and casualty insurance (including pollution insurance) with respect to the Leased Premises, the Lessee Assets and the Additional Improvements in accordance with normal and customary practices in the industry. All such insurance shall be issued by reputable insurance providers licensed to do business in the state in which the Leased Premises is located.

ARTICLE VIII

ASSIGNMENT AND SUBLETTING

8.1 Assignment and Subletting. Except as permitted pursuant to the Omnibus Agreement, neither Party may assign or otherwise transfer any of its rights or obligations under this Lease without the prior written consent of the other Party, and any purported assignment or transfer in violation hereof shall be null and void. Additionally, Lessee may not sublease or otherwise permit any person or entity to occupy any portion of the Leased Premises without the prior written consent of Lessor, and any purported sublease or other occupancy agreement shall be null and void. Notwithstanding the foregoing, but without limiting, modifying or otherwise affecting any prohibitions or restrictions on assignments or other transfers set forth in the Related Agreements, Lessor may assign this Lease, in whole or in part, to the purchaser of the Leased Premises (or applicable portion thereof).

ARTICLE IX

DEFAULTS; REMEDIES; TERMINATION

9.1 Default by Lessee. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

(a) the failure by Lessee to make any payment required to be made by Lessee hereunder as and when the same becomes due and payable, if such failure continues for a period of 15 days following written notice from Lessor;

(b) the failure by Lessee to observe or perform any of the other covenants, conditions or provisions of this Lease to be observed or performed by Lessee, if such failure continues for a period of 30 days following written notice from Lessor; provided, however, if a reasonable time to cure such default would exceed 30 days, Lessee shall not be in default so long as Lessee begins to cure such default within 30 days of receiving written notice from Lessor and thereafter completes the curing of such default within reasonable period of time (under the circumstances) following the receipt of such written notice from Lessor;

(c) the occurrence of any Bankruptcy Event with respect to Lessee;

(d) the termination of the Ethylene Sales Agreement by Lessor or Lessor’s Affiliates, in accordance with the provisions thereof, due to a breach or default by Lessee thereunder, or due to the occurrence of a Force Majeure (as defined in the Ethylene Sales Agreement); or

(e) the failure by Lessee to operate the Lessee Assets and Additional Improvements for any period of six consecutive months (subject to extension for Force Majeure in accordance with Section 11.18), other than during periods of reconstruction due to the occurrence of a Casualty Event or condemnation, so long as such reconstruction is being performed in compliance with this Lease.

9.2 Lessor’s Remedies.

(a) Lessor shall have the right, at Lessor’s option at any time that a default or breach under Section 9.1(a) or 9.1(b) remains uncured, to invoke the dispute resolution procedures set forth in Section 11.23. Except as otherwise set forth in this Section 9.2, Lessor’s right to invoke the dispute resolution provisions set forth in Section 11.23 shall be Lessor’s sole and exclusive remedy under this Lease with respect to a default or breach under Section 9.1(a) or 9.1(b).

(b) Lessor shall have the right, at Lessor’s option at any time that a default or breach under Section 9.1(c), 9.1(d) or 9.1(e) remains uncured, to terminate this Lease and Lessee’s right to possession of the Leased Premises, without further notice or demand, and to forthwith repossess the Leased Premises by any lawful means in which event Lessee shall immediately surrender possession of the Leased Premises to Lessor; and any such action on the part of Lessor shall be in addition to any other remedy that may be available to Lessor for breach of contract, or otherwise, including the right of setoff.

(c) If, by the terms of this Lease, Lessee is required to do or perform any act or to pay any sum to a third party, and fails or refuses to do so, Lessor, after 30 days written notice to Lessee, without waiving any other right or remedy hereunder for such default, may do or perform such act, at Lessee’s expense, or pay such sum for and on behalf of Lessee, and the amounts so expended by Lessor shall be repayable on demand, and bear interest from the date expended by Lessor until paid at a rate equal to the lesser of (i) an interest rate equal to the “Prime Rate” as published in The Wall Street Journal, Southwest Edition, in its listing of “Money Rates” plus five percent (5%) or (ii) the maximum non-usurious rate of interest permitted under applicable Law (the “Default Rate”).

9.3 Default by Lessor. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessor:

(a) The failure by Lessor to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessor, if such failure continues for a period of 30 days following written notice from Lessee; provided, however, if a reasonable time to cure such default would exceed 30 days, Lessor shall not be in default so long as Lessor begins to cure such default within 30 days of receiving written notice from Lessee and thereafter completes the curing of such default within a reasonable period of time following the receipt of such written notice from Lessee; or

(b) The occurrence of a Bankruptcy Event with respect to Lessor.

9.4 Lessee’s Remedies.

(a) Lessee shall have the right, at Lessee’s option at any time that a default or breach under Section 9.3(a) or 9.3(b) remains uncured, to invoke the dispute resolution procedures set forth in Section 11.23. Except as otherwise set forth in this Section 9.4, Lessee’s right to invoke the dispute resolution provisions set forth in Section 11.23 shall be Lessee’s sole and exclusive remedy under this Lease with respect to a default or breach under Section 9.3(a) or 9.3(b).

(b) If, by the terms of this Lease, Lessor is required to do or perform any act or to pay any sum to a third party, and fails or refuses to do so, Lessee, after 30 days written notice to Lessor, without waiving any other right or remedy hereunder for such default, may do or perform such act, at Lessor’s expense, or pay such sum for and on behalf of Lessor, and the amounts so expended by Lessee shall be repayable on demand, and bear interest from the date expended by Lessee until paid at the Default Rate.

ARTICLE X

INDEMNITY

10.1 Indemnification by Lessor. Lessor agrees to indemnify, defend, protect, save and keep harmless Lessee and its Affiliates and their respective officers, directors, shareholders, unitholders, members, partners, managers, agents, employees, representatives, successors and assigns (collectively, the “Lessee Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, demands, claims (including claims involving strict or absolute liability in tort), actions, suits, costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever (collectively, “Claims”) which may be imposed on, incurred by or asserted against any of the Lessee Indemnified Parties, in any way relating to or arising out of (a) any failure to perform any covenant or agreement made or undertaken by Lessor in this Lease, or (b) the exercise of Lessor’s Parties’ rights and obligations under Section 2.2(b); provided, however, Lessor shall not have any obligation to indemnify the Lessee Indemnified Parties for any such Claim under clauses (a) or (b) to the extent resulting from or arising out of the willful misconduct or negligence of any of the Lessee Indemnified Parties. To the extent that the Lessee Indemnified Parties in fact receive full indemnification payments from Lessor under the indemnification provisions of this Section 10.1, Lessor shall be subrogated to the Lessee Indemnified Parties’ rights with respect to the transaction or event requiring or giving rise to such indemnity. NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, IN NO EVENT SHALL LESSOR BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES IN TORT, CONTRACT OR OTHERWISE UNDER OR ON ACCOUNT OF THIS LEASE, EXCEPT THOSE PAYABLE TO THIRD PARTIES FOR WHICH LESSOR WOULD BE LIABLE UNDER THIS SECTION.

10.2 Indemnification by Lessee. Lessee agrees to indemnify, defend, protect, save and keep harmless Lessor and its Affiliates, and their respective officers, directors, shareholders, unitholders, members, partners, managers, agents, employees, representatives, successors and assigns (collectively, the “Lessor Indemnified Parties”) from and against any and all Claims which may be imposed on, incurred by or asserted against the Lessor Indemnified Parties, in any way and to the extent relating to or arising out of (a) any failure to perform any covenant or agreement made or undertaken by Lessee in this Lease, or (b) the exercise of Lessee’s Parties’ rights under Section 2.2(a); provided, however, Lessee shall not have any obligation to indemnify the Lessor Indemnified Parties for any such Claim under clauses (a) or (b) to the extent resulting from or arising out of the willful misconduct or negligence of any of the Lessor Indemnified Parties. To the extent that the Lessor Indemnified Parties in fact receive full indemnification payments from Lessee under the indemnification provisions of this Section 10.2, Lessee shall be subrogated to the Lessor Indemnified Parties’ rights with respect to the transaction or event requiring or giving rise to such indemnity. NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, IN NO EVENT SHALL LESSEE BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES IN TORT, CONTRACT OR OTHERWISE UNDER OR ON ACCOUNT OF THIS LEASE, EXCEPT THOSE PAYABLE TO THIRD PARTIES FOR WHICH LESSEE WOULD BE LIABLE UNDER THIS SECTION.

10.3 Matters Involving a Third Party. If any Third Party shall notify either Lessor or Lessee with respect to any action or claim by a Third Party (a “Third-Party Claim”) that may give rise to a right to claim for indemnification against the other Party under Section 10.1 or Section 10.2, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that failure to give timely notice shall not affect the right to indemnification to the extent such failure to give timely notice is not prejudicial to the Indemnifying Party.

10.4 Survival. Notwithstanding anything contained in this Lease to the contrary, the provisions of this Article X shall survive the expiration or earlier termination of this Lease.

10.5 Related Agreements. The Related Agreements may contain additional indemnity provisions. The indemnities contained in this Article X are in addition to, and not in lieu of, any such indemnity provisions contained in the Related Agreements.

ARTICLE XI

GENERAL PROVISIONS

11.1 Estoppel Certificates. Lessee and Lessor shall, at any time and from time to time upon not less than 20 days prior written request from the other party, execute, acknowledge and deliver to the other a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which Rent and other charges are paid, and (b) acknowledging that there are not, to the executing party’s knowledge, any uncured defaults on the part of the other party hereunder (or specifying such defaults, if any are claimed). Any such statement may be conclusively relied upon by any prospective purchaser of the Leased Premises or the leasehold evidenced by this Lease or any lender with respect to the Leased Premises or the leasehold evidenced by this Lease. Nothing in this Section 11.1 shall be construed to waive the conditions elsewhere contained in this Lease applicable to assignment or subletting of the Leased Premises by Lessee.

11.2 Severability. If any provision of this Lease shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

11.3 Time of Essence. Time is of the essence in the performance of all obligations falling due hereunder.

11.4 Captions. The headings to Articles, Sections and other subdivisions of this Lease are inserted for convenience of reference only and will not affect the meaning or interpretation of this Lease.

11.5 Entire Agreement. This Lease and the Related Agreements (including any exhibits hereto or thereto) constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein.

11.6 Amendment or Modification. This Lease may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, that Lessee may not, without the prior approval of the Conflicts Committee (as defined in the MLP Partnership Agreement), agree to any amendment or modification of this Agreement that, in the reasonable judgment of MLP GP, will adversely affect the holders of Common Units (as defined in the MLP Partnership Agreement). Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Lease.

11.7 Exhibits. All exhibits attached to this Lease are hereby made a part hereof and incorporated herein by this reference.

11.8 Notices. Any notice or other communication given under this Agreement shall be in writing and shall be (a) delivered personally, (b) sent by documented overnight delivery service, (c) sent by electronic mail transmission, or (d) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given on the date of the delivery. Notices or other communications shall be directed to the following addresses:

Notices to Lessor:	Westlake Vinyls, Inc.
c/o Westlake Chemical Corporation 2801 Post Oak Boulevard, Suite 600 Houston, Texas 77056 Attention: E-mail:

Notices to Lessee:	Westlake Chemical OpCo LP c/o Westlake Chemical Partners LP 2801 Post Oak Boulevard, Suite 600 Houston, Texas 77056 Attention: E-mail:

Either Party may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 11.8.

11.9 Waivers. No waiver or waivers of any breach or default or any breaches or defaults by either Party of any term, condition or liability of or performance by the other party of any duty or obligation hereunder shall be deemed or construed to be a waiver or waivers of subsequent breaches or defaults of any kind, character or description under any circumstance.

11.10 No Partnership. The relationship between Lessor and Lessee at all times shall remain solely that of landlord and tenant and shall not be deemed a partnership or joint venture.

11.11 No Third Party Beneficiaries. Subject to the provisions of Article X and Section 11.15 hereof, this Lease inures to the sole and exclusive benefit of Lessor and Lessee, their respective Affiliates, successors, legal representatives, sublessees and assigns, and confers no benefit on any third party.

11.12 Waiver of Landlord’s Lien. To the extent permitted by Law, Lessor hereby expressly waives any and all liens (constitutional, statutory, contractual or otherwise) upon Lessee’s personal property now or hereafter installed or placed in or on the Leased Premises, which otherwise might exist to secure payment of the sums herein provided to be paid by Lessee to Lessor.

11.13 Mutual Cooperation; Further Assurances. Upon request by either Party from time to time during the Term, each Party hereto agrees to execute and deliver all such other and additional instruments, notices and other documents and do all such other acts and things as may be reasonably necessary to carry out the purposes of this Lease and to more fully assure the Parties’ rights and interests provided for hereunder. Lessor and Lessee each agree to reasonably cooperate with the other on all matters relating to required Permits and regulatory compliance by either Lessee or Lessor in respect of the Leased Premises so as to ensure continued full operation of the Leased Premises by Lessee pursuant to the terms of this Lease.

11.14 No Recording. Unless otherwise mutually-agreed by the Parties, neither this Lease nor any memorandum of lease, short-form lease or other evidence of this Lease shall be filed in the real property records of the county in which the Leased Premises are located. In the event the Parties mutually elect to record this Lease or evidence of this Lease, Lessee shall execute and deliver to Lessor an instrument, in recordable form, evidencing the termination and release of this Lease and any memorandum of lease, short-form lease or other evidence of this Lease (the “Lessee Release”), promptly after Lessor’s request therefor at any time after the expiration or earlier termination of this Lease. If Lessee fails to deliver the executed Lessee Release within ten days after Lessor’s request therefor, Lessor shall have the right to execute the Lessee Release on behalf of and in the name of Lessee, and Lessee hereby grants to Lessor an irrevocable power of attorney coupled with an interest for such purpose. Lessor shall have the right to record the Lessee Release at any time after the expiration or termination of this Lease. This Section 11.14 shall survive the expiration or termination of this Lease.

11.15 Binding Effect. Except as herein otherwise expressly provided, this Lease shall be binding upon and inure to the benefit of the Parties and their respective successors, sublessees and assigns. Nothing in this Section shall be construed to waive the conditions elsewhere contained in this Lease applicable to assignment or subletting of the Leased Premises by the Parties.

11.16 Choice of Law. The provisions of this Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, excluding any conflicts-of-law rule or principle that might require the application of laws of another jurisdiction.

11.17 Quiet Possession. Lessor covenants and warrants that Lessee, upon observing and performing all of the covenants, conditions and provisions on Lessee’s part to be observed and performed hereunder, may peaceably and quietly have, hold, occupy, use and enjoy, and, subject to the terms of this Lease, shall have the full, exclusive, and unrestricted use and enjoyment of, the Leased Premises during the Term for the purposes permitted herein.

11.18 Force Majeure. In the event of Lessor or Lessee being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Lease, other than to make payments due hereunder and the obligations under Section 11.17, it is agreed that on such Party’s giving notice and full particulars of such Force Majeure to the other Party as soon as practicable after the occurrence of the cause relied on, then the obligations of the Parties, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall, as far as possible, be remedied with all reasonable dispatch. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirements that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the Party having the difficulty. Notwithstanding anything in this Lease to the contrary, inability of a Party to make payments when due, be profitable or secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as events of Force Majeure.

11.19 Survival. All obligations of Lessor and Lessee that shall have accrued under this Lease prior to the expiration or earlier termination hereof shall survive such expiration or termination to the extent the same remain unsatisfied as of the expiration or earlier termination of this Lease. Lessor and Lessee further expressly agree that all provisions of this Lease which contemplate performance after the expiration or earlier termination hereof shall survive such expiration or earlier termination of this Lease.

11.20 Brokerage Commissions. Each Party represents and warrants to the other that it has not dealt with any broker or agent in connection with this Lease. Each Party hereby indemnifies the other for all costs, attorneys’ fees, and other liabilities for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

11.21 Condition of the Leased Premises. LESSEE HEREBY ACCEPTS THE LEASED PREMISES “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS”, AND LESSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, UNDER THIS LEASE AS TO THE PHYSICAL CONDITION OF THE LEASED PREMISES, INCLUDING THE PREMISES’ MERCHANTABILITY, HABITABILITY, CONDITION, FITNESS, OR SUITABILITY FOR ANY PARTICULAR USE OR PURPOSE.

11.22 Relocation. If Lessor determines that Lessor’s use or operations of the Calvert City Complex require the relocation of any Lessee Assets or Additional Improvements, Lessee shall cause the applicable Lessee Assets or Additional Improvements to be relocated within the Calvert City Complex, but only so long as (a) the applicable Lessee Assets or Additional Improvements can be relocated within material diminution in the use or value thereof, and (b) during any such relocation, Lessee’s use and operation of the remainder of the Lessee Assets and Additional Improvements, taken as a whole, is not materially diminished. Any relocation of the Lessee Assets or Additional Improvements shall be undertaken by Lessee at Lessor’s sole cost and expense. Upon completion of any applicable relocation pursuant to this Section 11.22, the Parties shall execute an amendment to this Lease reflecting the new location(s) of the Lessee Assets.

11.23 Dispute Resolution.

(a) Except as otherwise expressly set forth in Section 9.2 or 9.4, the dispute resolution provisions set forth in this Section 11.23 shall be the final, binding and exclusive means to resolve all disputes, controversies or claims (each, a “dispute”) arising under this Lease, and each Party irrevocably waives any right to any trial by jury with respect to any dispute arising under this Lease; provided, this Section 11.23 shall not limit either Party’s recourse to courts of competent jurisdiction for injunctive or equitable relief that may be necessary to protect the rights and property of such Party or maintain the status quo before or during the pendency of the process set forth in this Section 11.23.

(b) If a dispute arises, the following procedures shall be implemented:

(i) Any Party may at any time invoke the dispute resolution procedures set forth in this Section 11.23 as to any dispute by providing written notice of such action to the other Party (a “Dispute Notice”). The Parties shall thereafter schedule a meeting between the Parties to be held in Houston, Texas on a mutually-acceptable date no later than ten business days after the applicable Dispute Notice is delivered. The meeting shall be attended by representatives of each Party having decision-making authority regarding the dispute as well as the dispute resolution process. The meeting shall also be attended by upper management level personnel of each of the Parties, which persons have not previously been directly engaged in asserting or responding to the dispute. Such persons shall attempt in a commercially reasonable manner to negotiate a resolution of the dispute, which negotiations may entail the involvement of and meetings attended by additional upper management level personnel senior to such persons. If such upper management level personnel have not negotiated a resolution to the dispute within 45 days the date on which the applicable Dispute Notice was delivered, then a meeting attended by the chief executive officer of each Party (or their ultimate parent entities) having full decision-making authority with respect to the applicable Party shall occur and such persons shall attempt in a commercially reasonable manner to negotiate a resolution of the dispute before these procedures may be deemed to have been exhausted. If such persons succeed in negotiating a resolution of the dispute, the Parties shall be directed (in as comprehensive detail as reasonably practicable) to take the actions necessary to carry out such resolution. Each Party shall have a commercially reasonable time in which to take the actions required of it, and such period shall automatically be extended if such Party has in good faith and diligently commenced and continued with its actions (a “Cure Period”).

(ii) Notwithstanding the existence of any dispute or the pendency of any procedures pursuant to this Section 11.23, the Parties agree and undertake that all payments under this Lease, and all obligations under this Lease, that are not in dispute shall continue to be paid and performed.

(iii) If a dispute is not resolved pursuant to Section 11.23(b)(i) within 90 days after delivery of the Dispute Notice, or if, following the Cure Period, a Party believes in good faith that a dispute still exists, the representatives of the Parties shall engage in mediation (or such other technique of alternative dispute resolution as the Parties may then agree upon), and a specific timetable and completion date for its implementation shall also be agreed upon. If the completion date therefor shall occur without the Parties having resolved the dispute, then the Parties shall proceed under Section 11.23(b)(iv) below.

(iv) If, after satisfying the requirements above, the dispute is not resolved, then such dispute shall be resolved by any state or federal court sitting in Houston, Texas. Each Party acknowledges and agrees that any controversy that may arise under this Lease is likely to involve complicated and difficult issues, and therefore irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Lease. Each Party acknowledges and agrees that it understands and has considered the implications of such waiver, that it makes such waiver voluntarily and that it has been induced to enter into this Lease by, among other things, the mutual waivers in this Section 11.23.

[Remainder of Page Intentionally Left Blank]

The Parties hereto have executed this Lease to be effective as of the Effective Date.

LESSOR:

WESTLAKE VINYLS, INC., a Delaware corporation

By:
Name:
Title:

LESSEE:

WESTLAKE CHEMICAL OPCO LP, a Delaware limited partnership

By:	Westlake Chemical OpCo GP LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

Signature Page to

Site Lease Agreement

(Calvert City)

EXHIBIT A

DESCRIPTION OF LEASED PREMISES

Ethylene Plant Tract

A certain tract of land as surveyed by Kyrun Jett Wood, P.L.S.#3445 and being generally located north side of Kentucky Highway 1523, Calvert City, Marshall County, Kentucky, more particularly described as follows:

Beginning at a point, said point being the 230.01 ft. west of the west railroad spur centerline and on the north edge of Second Street;

Thence N00º00’00”E a distance of 148.01 ft. to a point;

Thence N90º00’00”E a distance of 173.89 ft. to a point;

Thence N00º00’00”E a distance of 5.00 ft. to a point;

Thence N90º00’00”W a distance of 285.33 ft. to a point;

Thence N00º00’00”E a distance of 109.27 ft. to a point;

Thence N90º00’00”E a distance of 27.40 ft. to a point;

Thence N00º00’00”E a distance of 22.26 ft. to a point;

Thence N90º00’00”E a distance of 114.88 ft. to a point;

Thence N00º00’00”E a distance of 124.84 ft. to a point;

Thence N90º00’00”W a distance of 114.57 ft. to a point;

Thence N00º00’00”E a distance of 25.25 ft. to a point;

Thence N90º00’00”W a distance of 40.61 ft. to a point;

Thence N00º00’00”E a distance of 398.20 ft. to a point;

Thence N90º00’00”W a distance of 449.71 ft. to a point;

Thence N00º04’13”W a distance of 215.00 ft. to a point;

Thence N89º22’21”W a distance of 28.77 ft. to a point;

Thence N00º01’45”E a distance of 287.64 ft. to a point;

Thence N00º06’27”E a distance of 334.62 ft. to a point;

Thence N42º42’55”W a distance of 19.07 ft. to a point;

Thence S54º26’57”W a distance of 24.27 ft. to a point;

Thence N34º59’57”W a distance of 129.05 ft. to a point;

Thence N55º35’55”E a distance of 56.90 ft. to a point;

Thence N35º15’26”W a distance of 25.35 ft. to a point;

Thence S55º35’55”W a distance of 119.44 ft. to a point;

Thence S35º15’26”E a distance of 25.35 ft. to a point;

Thence N55º35’55”E a distance of 56.55 ft. to a point;

Thence S34º59’57”E a distance of 134.17 ft. to a point;

Thence N54º26’57”E a distance of 25.91 ft. to a point;

Thence S42º42’55”E a distance of 12.70 ft. to a point;

Thence S00º06’27”W a distance of 332.66 ft. to a point;

Thence S00º01’45”W a distance of 292.60 ft. to a point;

Thence S89º22’21”E a distance of 28.78 ft. to a point;

Thence S00º04’13”E a distance of 310.66 ft. to a point;

Thence S58º26’16”W a distance of 284.46 ft. to a point;

Thence S00º02’33”E a distance of 126.02 ft. to a point;

Thence N89º57’55”E a distance of 114.82 ft. to a point;

Thence S00º00’59”W a distance of 358.18 ft. to a point;

Thence N90º00’00”E a distance of 706.43 ft. to the Point of Beginning.

The above described Tract contains 12.576 acres.

Being a part of the Westlake CA & O Corporation, North Tract property (recorded in Deed Book 297, Page 96).

[LEGAL DESCRIPTION CONTINUES ON THE FOLLOWING PAGE.]

Ethylene Control Room Tract

A certain tract of land as surveyed by Kyrun Jett Wood, P.L.S.#3445 and being generally located north side of Kentucky Highway 1523, Calvert City, Marshall County, Kentucky, more particularly described as follows:

Beginning at a point, said point being the northwest corner of the Ethylene Control Room building;

Thence with the west edge of the above said building S00º05’00”W a distance of 177.90 ft. to a point;

Thence with the south edge of the above said building S89º52’18”E a distance of 55.00 ft. to a point;

Thence with the east edge of the above said building N00º00’51”W a distance of 178.04 ft. to a point;

Thence with north edge of the above S89º59’18”W a distance of 54.69 ft. to the Point of Beginning.

The above described Tract contains 0.224 acres.

Being a part of the Westlake CA & O Corporation, North Tract property (recorded in Deed Book 297, Page 96).

EXHIBIT B

DEPICTION OF LEASED PREMISES

B-1